EXHIBIT 99.1

News Release

For Immediate Release:
Friday, May 29, 2009
(304) 369-8500
Contact: Jeff Gillenwater

Massey Thanks Gee for Service and Dedication
University President to Focus Time and Energy on Ohio

Richmond, Va. May 29 -- Massey Energy (NYSE: MEE) Chairman and CEO Don L. Blankenship today announced that “after nearly nine years of exemplary service to the company,” The Ohio State University President, Dr. E. Gordon Gee, has decided to retire from the board of directors, effective July 1.

Given his responsibilities as the president of The Ohio State University, Blankenship explained, “Massey Energy appreciates and understands Dr. Gee's desire to devote his attention to Ohio.  Since 2000, Dr. Gee has served Massey Energy with distinction. His wisdom, advice and experience will be greatly missed," said Blankenship.

In his retirement letter to Blankenship, Gee wrote, “My service on the Massey Board has provided me with a unique perspective to learn the problems and opportunities facing the nation’s energy sector. It has also given me the opportunity to work with people, both within the company, and on the Board, whom I appreciate and admire.”

"Gordon's service as a board member greatly contributed to the continuing success of Massey Energy," Mr. Blankenship added. “Massey Energy will continue to be well served by a board of directors whose distinguished members share a commitment to Massey, a devotion to public service and a history of extraordinary achievement in business and government.”

Blankenship said that Gee brought an important quality to the Massey board that is made up of a significant cross section of opinions on the important issues facing American energy producers today. “Coal is an essential, abundant American resource that keeps the national power grid humming,” Blankenship said.  “We will certainly miss Gordon, who was a dynamic force in the free and open debate at our board meetings on our role as a major American energy force and how we can serve our nation.”

About Massey Energy Company:

Massey Energy Company, headquartered in Richmond, Va., with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States and is included in the S&P 500 Index.

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